UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10/A
(Amendment No. 3)

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or 12(g) of the Securities Exchange Act of 1934

ICO GLOBAL COMMUNICATIONS
(HOLDINGS) LIMITED

(Exact name of registrant as specified in its charter)

Delaware	98-0221142
(State or other jurisdiction of	(IRS Employer Identification No.)
incorporation or organization)
Plaza America Tower I
11700 Plaza America Drive, Suite 1010
Reston, Virginia	20190
(Address of principal executive offices)	(Zip Code)

(703) 964-1400

(Registrant’s telephone number, including area code)

Securities to be registered pursuant to Section 12(b) of the Act:

None

Securities to be registered pursuant to Section 12(g) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Class A common stock, par value $0.01 per share	The NASDAQ Stock Market LLC

EXPLANATORY NOTE

By statute, this registration statement became effective on July 14, 2006. The sole purpose of this amendment is to amend Item 15(b) and to file exhibits to the registration statement.

Item 15.                 Financial Statements and Exhibits.

(b)   Exhibits

Except as noted below, the following exhibits were previously filed as part of this registration statement:

3.1	Restated Certificate of Incorporation of ICO
3.2	Restated Bylaws of ICO
4.1	Form of Certificate representing ICO Class A common stock
4.2	Indenture, dated August 15, 2005, among ICO North America, its subsidiaries and The Bank of New York, as trustee
4.3	Form of ICO North America 7.5% Convertible Senior Secured Note due 2009 (included in Exhibit 4.2)
4.4	First Supplemental Indenture, dated November 30, 2005, among ICO North America, its subsidiaries and The Bank of New York, as trustee
10.1*	Space Segment Contract, dated November 29, 2005, between ICO Satellite Management LLC and Space Systems/Loral, Inc. (filed herewith)
10.2*	Launch Services Contract, dated March 10, 2006, between ICO Satellite Services G.P. and Lockheed Martin Commercial Launch Services, Inc. (filed herewith)
10.3	Advisory Services Agreement, dated November 11, 2005, between ICO and Eagle River, Inc.
10.4	Restricted Stock Grant Agreement, effective November 11, 2005, between ICO and Eagle River Investments, LLC
10.5	Registration Rights Agreement, dated April 29, 2000, between New Satco Holdings, Inc. and Eagle River Investments, LLC
10.6	Registration Rights Agreement, dated July 26, 2000, between ICO-Teledesic Global Limited and CDR-Satco, LLC
10.7	Registration Rights Agreement, dated July 17, 2000, between ICO-Teledesic Global Limited and Cascade Investment, L.L.C.
10.8	Warrant Agreement, dated December 12, 2002, between ICO and Eagle River Investments, LLC
10.9	Registration Rights Agreement, dated December 12, 2002, between ICO and Eagle River Investments, LLC
10.10	Assignment of Warrants, dated December 19, 2003, among ICO, The Boeing Company and Teledesic LLC
10.11	Registration Rights Agreement, dated December 12, 2002, between ICO and Teledesic LLC
10.12	Registration Rights Agreement, dated July 2002, between ICO and CCI International N.V.
10.13	Registration Rights Agreement, dated October 2, 2002, between ICO and Ellipso Private Holdings, Inc.
10.14	Indemnification Agreement, dated August 11, 2000, between ICO-Teledesic Global Limited and Eagle River Investments, LLC
10.15	Indemnification Agreement, dated July 26, 2000, among ICO-Teledesic Global Limited, CDR-Satco, L.L.C., Clayton, Dubilier & Rice, Inc. and The Clayton, Dubilier & Rice Fund VI Limited Partnership

66

10.16	Indemnification Agreement, dated July 17, 2000, between ICO-Teledesic Global Limited and Cascade Investment, LLC
10.17	Pledge Agreement, dated as of August 15, 2005, between ICO and The Bank of New York, as collateral agent
10.18

Security and Pledge Agreement, dated as of August 15, 2005, among ICO North America, ICO Satellite Management LLC, ICO Satellite Services GP, ICO Global Communications (Canada) Inc. and The Bank of New York, as collateral agent

10.19	Collateral Trust Agreement, dated as of August 15, 2005, among ICO, ICO North America, the guarantors and lenders party thereto and The Bank of New York, as collateral agent and indenture trustee
10.20+	Amended and Restated ICO 2000 Stock Incentive Plan
10.21+	Form of Class A Common Stock Option Agreement under ICO 2000 Stock Incentive Plan
10.22+	Form of Class B Common Stock Option Agreement under ICO 2000 Stock Incentive Plan
10.23+	Form of Restricted Stock Agreement under ICO 2000 Stock Incentive Plan
10.24+	ICO-Teledesic Global Limited 2000 Stock Incentive Plan
10.25+	ICO Global Communications (Holdings) Limited Stock Option Letter Agreement with Craig Jorgens dated August 8, 2002
10.26+	ICO Global Communications (Holdings) Limited Stock Option Letter Agreement with Craig Jorgens dated August 8, 2002
10.27+	Board Compensation Policy
10.28+	Employment Letter Agreement, effective November 1, 2005, between ICO and J. Timothy Bryan
10.29+	Employment Agreement, dated June 1, 2002, between ICO Satellite Services GP and David Bagley
10.30+	Employment Agreement, dated September 1, 2002, between ICO Satellite Services GP and Suzanne Hutchings Malloy
10.31+	Employment Agreement, dated July 22, 2002, between ICO Satellite Services GP and Dennis Schmitt
10.32+	Employment Agreement, dated June 23, 2000, between ICO Satellite Services GP and Robert Day
10.33+	Services Agreement, as amended, between ICO and Dennis Schmitt
10.34+	Employment Letter Agreement, dated December 16, 2005, between ICO Satellite Services GP and David Zufall
10.35+	Consulting Services Agreement, dated March 1, 2006, between ICO and R. Gerard Salemme
10.36+	Employment Letter Agreement, effective April 1, 2006, between ICO and Donna P. Alderman
10.37+	Employment Letter Agreement, dated April 19, 2006, between ICO and Craig Jorgens
10.38+	Employment Letter Agreement, dated April 19, 2006, between ICO and John Flynn
21.1	List of Subsidiaries

+                Management contract or compensatory plan or arrangement.

*                    Filed herewith. Confidential treatment has been requested for portions of this document, which have been omitted and filed with the Securities and Exchange Commission.

67

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

ICO GLOBAL COMMUNICATIONS (HOLDINGS) LIMITED
(Registrant)
Date: August 17, 2006	By:	/s/ J. TIMOTHY BRYAN
J. Timothy Bryan
Chief Executive Officer and Director